News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433
Exhibit 99.1

November 4, 2015
(N)
NYSE:STR
15-21

Contact:    Tony Ivins
Business:    (801) 324-5218
Media:        Chad Jones
Business:    (801) 324-5495

QUESTAR REPORTS THIRD-QUARTER 2015 EARNINGS OF $32.6 MILLION
Settlement Stipulation signed on Canyon Creek acquisition and on changes to Wexpro model;
Tightened 2015 EPS guidance
SALT LAKE CITY - Questar Corporation (NYSE:STR) reported third-quarter 2015 net income of $32.6 million, or $0.18 per diluted share compared to third-quarter 2014 net income of $38.6 million, or $0.22 per diluted share. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for the quarter were $119.3 million compared to $121.1 million in the year-ago period. Return on average common equity (ROE) was 17.1% for the 12 months ended September 30, 2015.
NET INCOME (LOSS) BY SUBSIDIARY

	3 Months Ended September 30,
	2015	2014	Change
	(in millions, except earnings per share)
Questar Gas	$(8.8)	$(9.1)	$0.3	3%
Wexpro	26.9	31.1	(4.2)	(14%)
Questar Pipeline	15.2	14.9	0.3	2%
Corporate and other	(0.7)	1.7	(2.4)	NM
Total net income	$32.6	$38.6	$(6.0)	(16%)
Earnings per diluted share	$0.18	$0.22	$(0.04)	(18%)
Weighted-average diluted shares	176.3	176.1	0.2	—%

ADJUSTED EBITDA BY SUBSIDIARY(a)

	3 Months Ended September 30,
	2015	2014	Change
	(in millions)
Questar Gas	$6.2	$5.8	$0.4	7%
Wexpro	66.9	68.4	(1.5)	(2%)
Questar Pipeline	43.0	43.5	(0.5)	(1%)
Corporate and other	3.2	3.4	(0.2)	(6%)
Total Adjusted EBITDA	$119.3	$121.1	$(1.8)	(1%)
(a) Management defines Adjusted EBITDA as net income (loss) before gains and losses from asset sales, interest expense, depreciation, depletion and amortization, abandonments and impairments, other special items and income taxes. See computations on the last page of the attached financial statements.

“This has been an important quarter for Questar. Not only is the company performing in line with our guidance, but several key milestones have occurred or are in process,” said Ronald W. Jibson, Questar chairman, president and CEO. “These include a joint-development partnership with Laramie Energy and the signing of a Settlement Stipulation on our proposal to regulators to adjust Wexpro’s cost-of-service returns to enable us to resume our development-drilling program, even in this low-commodity-price environment. Also, as we have said over the past year, we have been working with a joint-venture partner to evaluate and develop oil and gas properties under a cost-of-service arrangement.  We are pleased to announce that Tokyo Gas America is that partner. We look forward to working with Tokyo Gas America as we pursue growth within Wexpro Development.”
“In the third quarter, Questar Gas’s normal seasonal net loss was slightly lower than last year. Wexpro’s income dipped, as expected, while Questar Pipeline’s income was up slightly compared to last year’s third quarter. Adjusted EBITDA in the third quarter of 2015 was $119.3 million, down 1% compared to the 2014 quarter. While low commodity prices and other uncertainties, such as pending tax legislation, continue to be a challenge, we are tightening our current 2015 earnings guidance range to $1.25 to $1.30 per diluted share.”
Recent highlights include:

•
Questar Gas’s 12-month customer growth rose by 2.8%, or about 26,600 net new customers, including the addition of more than 6,500 customers from the acquisition of Eagle Mountain City’s municipal gas-distribution system in March 2015.

•	Questar Gas invested $19 million in its infrastructure-replacement program in the quarter and $52 million for the first nine months of 2015.

•
Questar Gas and regulatory intervenors signed a Settlement Stipulation, subject to approval by the Public Service Commissions of Utah and Wyoming, to add the recent Canyon Creek acquisition as a cost-of-service property and to lower the return on future Wexpro development spending. This could enable Wexpro to resume its development drilling program in 2016.

•	Wexpro announced a $60 million to $70 million drilling joint venture with Laramie Energy to develop 80 wells in western Colorado’s Piceance Basin with the potential to expand to a larger program.

•	Wexpro announced the acquisition of additional Vermillion Basin assets for $16 million.

•
Questar Pipeline successfully and safely completed the final portion of the multi-year Mainline-3 replacement project ahead of schedule and under budget, placing it back into service during the third quarter.

•	Questar Pipeline reduced its combined operating and maintenance (O&M) and general and administrative (G&A) expenses by 9% for the quarter through cost controls and improved efficiencies.

•	Questar Fueling opened a new compressed natural gas (CNG) fueling station in Phoenix, Ariz., its eighth location.
 Questar Gas
Questar Gas reported a seasonal net loss of $8.8 million for the third quarter of 2015 compared to a $9.1 million net loss in the 2014 period. Questar Gas, because of the seasonal nature of its business, typically reports losses in the second and third quarter each year. It generated $6.2 million of Adjusted EBITDA in the 2015 third quarter compared to $5.8 million for the 2014 quarter. On a financial basis, Questar Gas earned a 10.2% ROE for the 12 months ended September 30, 2015. The following table summarizes changes in Questar Gas margin (revenues less cost of gas sold):

CHANGE IN QUESTAR GAS MARGIN

3 Months Ended September 30, 2015 vs. 2014
(in millions)
Customer growth	$0.9
Transportation	0.8
Change in general-service rates	0.2
Infrastructure-replacement cost recovery	0.3
Energy-efficiency program cost recovery	(0.8)
Other	(0.4)
Increase	$1.0
As of September 30, 2015, Questar Gas served 981,348 customers, an increase of 26,594, or 2.8%, including the addition of more than 6,500 customers from the acquisition of Eagle Mountain City’s gas-distribution system in March 2015. This compares to customer growth of 1.7% over the same period in 2014. Customer growth continues to accelerate. The largest increase in Questar Gas’s margin, $0.9 million, resulted from the addition of new customers during the quarter. Transportation growth increased margin by $0.8 million from the addition of new transportation customers and higher transportation rates. The change in general-service rates added $0.2 million, primarily due to increased rates in Wyoming under the March 2015 rate order. The infrastructure-replacement cost-recovery program added $0.3 million in margin. The largest decrease in margin, $0.8 million, was the result of lower energy-efficiency-program cost-recovery revenues, which are fully offset by equivalent reductions in the program's expenses.
Combined O&M and G&A expense is an important measure of the company’s operating efficiency. Excluding energy-efficiency-program costs, combined O&M and G&A costs were $34 per customer for the three months ended September 30, 2015, the same as the 2014 period.
Questar Gas continues to manage a multi-year infrastructure-replacement program replacing older large-diameter high-pressure pipe and intermediate high-pressure belt mains. It utilizes an infrastructure-cost-tracking mechanism approved by the Public Service Commission of Utah that annually allows up to $65 million in investments in completed projects to be placed into rate base and earned on without filing a general rate case. The company expects to spend close to the allowed $65 million in 2015 and continue at or above this level for the next several years.
Wexpro

Wexpro's third-quarter 2015 net income fell 14% to $26.9 million, compared to $31.1 million in the third quarter of 2014. Adjusted EBITDA fell 2% to $66.9 million in the current quarter versus $68.4 million last year. Wexpro's total investment base at quarter-end was $616.5 million, 7% lower than the year-ago quarter-end.
Wexpro earned a blended 17.6% after-tax return on its average total investment base for the 12 months ended September 30, 2015. This is based on a realized 19.4% return on the original Wexpro investment base and a 7.6% return on acquired assets in the Wexpro II investment base. The original 1981 Wexpro Agreement with the Utah and Wyoming Public Service Commissions allows Wexpro to recover its costs and earn an unlevered after-tax return, currently 19.76%, on gas-development drilling. The Wexpro II Agreement, approved in 2014, allows Wexpro to make acquisitions of energy-development properties and earn the utility’s cost of capital, currently 7.64%, on the cost of approved acquisitions.
Wexpro produced 14.6 Bcf of cost-of-service gas for Questar Gas in the third quarter of 2015, down 5% from 15.4 Bcf in the year-ago quarter. Cost-of-service production for the year-to-date and trailing 12 months ended September 30, 2015, amounted to 43.9 Bcf and 55.8 Bcf, respectively, compared to 51.6 Bcf and 67.3 Bcf over the same periods in 2014. Over the trailing 12 months ended September 30, 2015, Wexpro-produced natural gas provided just over 60% of the utility's gas-supply requirement. Oil and natural gas liquids (NGL) sales revenues decreased 63% in the quarter compared to the same period in 2014 due to lower production volumes and prices. Questar Gas customers share in oil and NGL revenues, by way of reduced gas rates, after production expenses and the allowed returns are covered.
A summary of changes in Wexpro's investment base is provided below:
CHANGE IN WEXPRO INVESTMENT BASE

12 Months Ended September 30, 2015
(in millions)
Beginning investment base	$664.6
Successful development wells	32.1
Depreciation, depletion and amortization	(87.7)
Change in deferred income taxes	7.5
Ending investment base	$616.5
Wexpro's operator-service fee was down 2% in the third quarter of 2015, reflecting reduced returns on the lower investment base and lower cost-of-service expense reimbursements on declining production. Combined

O&M and G&A expenses were flat in the third quarter of 2015 compared with the 2014 period. Total operating expenses were up 1% in the third quarter of 2015 compared to the prior-year quarter.
Wexpro plans to spend an average of $50 million annually on acquisitions that fit the cost-of-service model in the Wexpro II Agreement and continues to evaluate acquisition opportunities that could provide long-lived and low-cost natural gas production. The opportunity for Wexpro to acquire and develop additional properties can provide significant long-term benefits to both customers and shareholders. Future acquisitions and their subsequent development as cost-of-service properties will help ensure the long-term stability of Wexpro’s investment base. Utility customers and shareholders can benefit over the long term from the acquisition and development of such properties, especially those located close to Questar Gas’s market area.
Settlement Stipulation signed to add Canyon Creek acquisition to Wexpro II and change Wexpro model
Wexpro continues to develop strategies that enable the company to resume its drilling program in 2016. Market prices for natural gas have declined significantly resulting in Wexpro's current cost-of-service price exceeding the market price. Consequently, Wexpro scaled back its gas development drilling program in 2015 and limited its investment to the completion of wells drilled in 2014. Wexpro designs its annual drilling program to provide cost-of-service production that is, on average, at or below the current five-year Rockies-adjusted NYMEX forward price curve. Based on current natural gas market prices it would be difficult for new drilling under existing Wexpro I and Wexpro II agreements to meet this standard.
In December 2014, Wexpro acquired an additional interest in its existing Wexpro-operated assets in the Canyon Creek Unit of southwestern Wyoming's Vermillion Basin for approximately $52 million. Under the terms of the Wexpro II Agreement, these properties must be submitted to the Public Service Commission of Utah (PSCU) and the Wyoming Public Service Commission (PSCW) to be considered for cost-of-service treatment for the benefit of Questar Gas customers.
As previously reported, in August 2015 Wexpro and Questar Gas submitted an application to the PSCU and the PSCW for approval to include the recently acquired Canyon Creek properties under the terms of the Wexpro II Agreement. As part of this application, Wexpro proposed significant changes to its cost-of-service program to enable future cost-of-service gas production to be more competitive with current market prices and to stimulate its gas-development-drilling program. Wexpro proposed that the return on post-2015 Development Drilling be lowered to the Commission-Allowed Rate of Return on investment as defined in the Wexpro II

Agreement, currently 7.64%. The pre-2016 investment base and associated returns would not be affected. Wexpro also proposed that dry-hole and non-commercial well costs be shared on a 50%/50% basis between utility customers and Wexpro, and any annual savings be shared 50%/50% between utility customers and Wexpro when the annual weighted average price of cost-of service production from Wexpro properties is lower than the average annual market price.
On October 26, 2015, Questar Gas, Wexpro, the Utah Division of Public Utilities, the Utah Office of Consumer Services and the Wyoming Office of Consumer Advocate signed a Settlement Stipulation, which modifies the proposals contained in the August application in certain respects. If approved, the Settlement Stipulation will provide Questar Gas customers with long-term cost-of-service gas supplies that are competitive with market prices and will allow Wexpro to resume its gas-development-drilling program. Specifically, the Settlement Stipulation includes the Canyon Creek acquisition as a Wexpro II property, and accepts the proposed changes to the cost-of-service program with the following modifications: (a) Wexpro and Questar Gas will reduce the maximum combined production from Wexpro properties from 65% of Questar Gas's annual forecasted demand to 55% by 2020; (b) the costs allocated to utility customers pursuant to the 50%/50% sharing of dry-hole and non-commercial well costs will be limited to 4.5% of Wexpro's annual development-drilling-program costs; and (c) Wexpro's 50% share of any annual savings resulting when the annual price of cost-of-service production is lower than the annual average market price will be limited so that Wexpro will not earn a return exceeding that earned on gas-development investment under the 1981 Wexpro Agreement. Pursuant to the Settlement Stipulation, the parties agree to support the Settlement Stipulation during hearings later this month. The terms of the August application, as well as the proposed modifications contemplated by the Settlement Stipulation, remain subject to the approval of both the PSCU and the PSCW. Questar expects that the PSCU and the PSCW will consider the application before the end of 2015. However, there can be no assurance that the Canyon Creek acquisition will be approved as a Wexpro II property, or that any of the proposed changes to the Wexpro model will be approved.
Wexpro believes that these changes, if approved, would allow the company to resume its drilling program as early as 2016, enabling Questar Gas customers to realize the benefit of adding long-term natural gas reserves at low prices.

Wexpro to acquire additional Vermillion Basin assets for $16 million
Wexpro agreed to acquire working interests in nearly 24,000 acres in the Vermillion Basin in southwestern Wyoming for $16 million. The purchase will include interests in 75 producing wells and 112 future drilling locations in the producing areas. Wexpro expects that production from these properties will be cost-competitive with its other wells in the Vermillion Basin, its lowest-cost producing area.
Questar Pipeline
Questar Pipeline’s third-quarter 2015 net income increased 2% to $15.2 million, compared to $14.9 million a year ago. Questar Pipeline generated $43.0 million of Adjusted EBITDA in the third quarter and earned a 10.6% ROE for the 12 months ended September 30, 2015. A summary of changes in Questar Pipeline revenues is provided below:
CHANGE IN QUESTAR PIPELINE REVENUES

3 Months Ended September 30, 2015 vs. 2014
(in millions)
Transportation	$(0.9)
Storage	(0.1)
NGL sales	(1.1)
Energy services	(0.1)
Other	(0.2)
Decrease	$(2.4)
At September 30, 2015, Questar Pipeline held net firm-transportation contracts totaling 5,107 thousand decatherms (Mdth) per day, up from 5,058 Mdth per day at September 30, 2014. Questar Pipeline’s total revenues were down 4% in the quarter primarily due to slightly lower transportation revenues and 61% lower NGL sales caused by significantly lower market prices compared to the 2014 quarter. Storage, energy services and other revenues were relatively steady in the third quarter of 2015 compared to the same period in 2014. Depreciation and amortization expenses were down 1% from a year ago. Questar Pipeline continued to implement cost controls and efficiency measures that resulted in a 9% reduction in combined O&M and G&A costs for the recent quarter when compared to the same quarter in 2014.

Questar Southern Trails Pipeline
Questar Pipeline and its partner, a unit of Spectra Energy, have not obtained a suitable site for a rail terminal in Southern California to support a conversion of the western segment of the Southern Trails Pipeline to crude-oil transportation. Therefore, development of the project has been delayed and the project will not meet the previously targeted in-service date of 2017. Questar and Spectra continue to explore alternatives to convert all or part of the Southern Trails Pipeline to transport crude oil. These alternatives include other possible rail terminal locations or conversion of the entire pipeline to oil service from the San Juan Basin. Questar is also evaluating options to sell Southern Trails Pipeline. Conversion alternatives may require constructing a 110-mile pipeline segment in California to reconnect the eastern and western segments of Southern Trails. A decision on the future direction of the project will be made by year-end 2015.
Questar Fueling
Questar Fueling Company continues to develop CNG-fueling stations, primarily for trucking-fleet applications. The newest station was opened in Phoenix, Ariz., during the past quarter. Seven other facilities are currently in operation. Additional locations are in various stages of development, but the speed of future development will depend on the needs of current and future transportation customers. Questar continues to see long-term growth potential for the use of natural gas for transportation, but the current reduced differential between CNG and diesel prices has slowed the demand growth. Therefore, Questar is reducing spending on the development of additional CNG fueling facilities until demand increases.
Corporate and other
Corporate and other operations, which include Questar Fueling, reported net loss of $0.7 million in the third quarter of 2015, compared to net income of $1.7 million in the third quarter of 2014, which reflected income tax adjustments that increased net income for the 2014 period. Questar Fueling had a net loss of $0.3 million in the recent quarter, the same as in the year-ago period.
2015 EPS guidance tightened; Capital guidance reduced
    Questar tightened its 2015 EPS guidance range to $1.25 to $1.30 per diluted share. Questar also updated its 2015 capital investment forecast. Consolidated capital investment for 2015 was reduced from $370 million to $320 million. The change reflects reduced capital spending at Wexpro, Questar Pipeline and Corporate, while Questar

Gas’s forecast spending increased slightly. Full-year capital spending is expected to be as follows:
CAPITAL INVESTMENT FORECAST

2015 Forecast
(in millions)
Questar Gas	$220
Wexpro	45
Questar Pipeline	40
Corporate and other	15
Total	$320
“We have had resilient year-to-date performance in spite of continued low commodity prices and limited development opportunities at Wexpro and Questar Pipeline,” Jibson said. “Still, we expect to deliver full-year earnings within our tightened guidance range. Strong growth at Questar Gas coupled with new opportunities at Wexpro and potential opportunities for Questar Pipeline to support Wexpro’s development efforts bode well for our future. With the announcement of the partnerships with Laramie Energy and Tokyo Gas America, Wexpro’s third-party cost-of-service development efforts are steadily progressing and we have plans for significant growth in this area. We will continue to invest in the long-term growth of the company as we strive to provide the quality service and value that our customers and shareholders have come to, and have a right to, expect.”
Questar expects to record settlement-accounting costs in the fourth quarter of 2015 because the pension plan has settled benefits for the majority of its terminated vested employees and is offering lump-sum benefits to retirees eligible to receive benefits beginning on or after January 1, 2015. The amount of the settlement-accounting costs has not yet been determined and is not included in 2015 EPS guidance, but could be in the $10 million to $20 million range.
Third-Quarter 2015 earnings teleconference
Questar management will discuss third-quarter 2015 results and the outlook for the remainder of 2015 in a conference call with investors Thursday, November 5th, beginning at 9:30 a.m. ET. The call can be accessed on the company website at www.questar.com.
About Questar Corporation

Questar is a Rockies-based integrated natural gas company with an enterprise value of about $5.3 billion, operating through three principal subsidiaries:

•	Questar Gas Company provides retail natural gas distribution in Utah, Wyoming and Idaho;

•	Wexpro Company develops and produces natural gas from cost-of-service reserves for Questar Gas customers; and

•	Questar Pipeline Company operates interstate natural gas pipelines and storage facilities in the western U.S. and provides other energy services.
Forward-Looking Statements

This document may contain or incorporate by reference information that includes or is based upon "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements in this document include, but are not limited to, Company expectations regarding its ability to resume and maintain a developmental natural gas drilling program if the application submitted by Questar Gas is approved. Any or all forward-looking statements may turn out to be wrong. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

•	the risk factors discussed in Part II, Item 1A of the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2015, and subsequent SEC filings;

•	general economic conditions, including the performance of financial markets and interest rates;

•	changes in energy commodity prices;

•	changes in industry trends;

•	actions of regulators;

•	changes in laws or regulations; and

•	other factors, most of which are beyond Questar's control.

Questar undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.
# # #
For more information, visit Questar's website at www.questar.com.

QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	3 Months Ended		9 Months Ended		12 Months Ended
	September 30,		September 30,		September 30,
	2015	2014	2015	2014	2015	2014
	(in millions, except per-share amounts)
REVENUES
Questar Gas	$89.3	$100.7	$605.8	$642.0	$924.7	$979.4
Wexpro	6.4	9.4	22.8	29.5	28.9	42.6
Questar Pipeline	45.0	47.3	138.3	143.4	185.1	190.6
Other	1.6	0.5	3.3	1.2	4.7	1.4
Total Revenues	142.3	157.9	770.2	816.1	1,143.4	1,214.0

OPERATING EXPENSES
Cost of sales (excluding operating expenses shown separately)	(52.6)	(42.3)	70.2	81.6	174.9	210.1
Operating and maintenance	38.6	40.5	131.4	139.9	185.7	193.1
General and administrative	26.5	24.7	83.3	84.2	121.8	113.9
Production and other taxes	12.7	16.8	39.3	53.4	52.1	65.6
Depreciation, depletion and amortization	55.0	50.8	162.9	162.9	213.7	214.3
Abandonment and impairment	—	—	0.1	2.0	0.1	2.0
Total Operating Expenses	80.2	90.5	487.2	524.0	748.3	799.0
Net gain from asset sales	0.2	1.5	1.6	1.6	1.2	1.3
OPERATING INCOME	62.3	68.9	284.6	293.7	396.3	416.3
Interest and other income	1.3	2.0	4.2	5.0	5.8	5.7
Income from unconsolidated affiliate	0.9	0.9	2.8	2.7	3.6	3.6
Interest expense	(15.7)	(15.7)	(47.4)	(47.3)	(63.2)	(61.5)
INCOME BEFORE INCOME TAXES	48.8	56.1	244.2	254.1	342.5	364.1
Income taxes	(16.2)	(17.5)	(86.4)	(90.1)	(122.2)	(132.0)
NET INCOME	$32.6	$38.6	$157.8	$164.0	$220.3	$232.1

EARNINGS PER COMMON SHARE
Basic	$0.18	$0.22	$0.89	$0.93	$1.25	$1.32
Diluted	0.18	0.22	0.89	0.93	1.25	1.32
Weighted-average common shares outstanding
Used in basic calculation	176.2	175.8	176.3	175.8	176.2	175.7
Used in diluted calculation	176.3	176.1	176.5	176.1	176.4	176.0
Dividends per common share	$0.21	$0.19	$0.63	$0.56	$0.82	$0.74

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	3 Months Ended		9 Months Ended		12 Months Ended
	September 30,		September 30,		September 30,
	2015	2014	2015	2014	2015	2014
	(in millions)
Net income	$32.6	$38.6	$157.8	$164.0	$220.3	$232.1
Other comprehensive income (loss):
Pension and other postretirement benefits	6.7	3.7	18.7	12.5	(90.7)	156.6
Interest rate cash flow hedge amortization	0.1	0.1	0.5	0.4	0.6	0.5
Commodity cash flow hedge	0.5	—	0.2	—	0.2	—
Income taxes	(2.9)	(1.3)	(7.5)	(4.9)	34.3	(60.2)
Net other comprehensive income (loss)	4.4	2.5	11.9	8.0	(55.6)	96.9
COMPREHENSIVE INCOME	$37.0	$41.1	$169.7	$172.0	$164.7	$329.0

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	September 30,	December 31,
	2015	2014	2014
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$7.3	$32.0
Accounts receivable, net	62.3	57.3	118.1
Unbilled gas accounts receivable	11.2	12.8	93.7
Inventories	104.7	94.5	74.1
Current regulatory assets	89.9	84.2	79.6
Prepaid expenses and other	8.2	6.3	11.2
Deferred income taxes - current	—	14.7	5.8
Total Current Assets	276.3	277.1	414.5
Property, Plant and Equipment	6,129.9	5,852.3	5,961.5
Accumulated depreciation, depletion and amortization	(2,313.9)	(2,185.2)	(2,226.0)
Net Property, Plant and Equipment	3,816.0	3,667.1	3,735.5
Investment in unconsolidated affiliate	24.5	24.9	24.7
Noncurrent regulatory and other assets	70.6	68.8	75.0
TOTAL ASSETS	$4,187.4	$4,037.9	$4,249.7

LIABILITIES AND COMMON SHAREHOLDERS' EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$2.8	$—	$—
Short-term debt	305.0	234.0	347.0
Accounts payable and accrued expenses	225.9	225.4	234.9
Current regulatory liabilities	3.3	11.0	13.4
Deferred income taxes - current	2.8	—	—
Current portion of long-term debt and capital lease obligation	276.8	1.0	26.1
Total Current Liabilities	816.6	471.4	621.4
Long-term debt and capital lease obligation, less current portion	1,004.4	1,283.3	1,257.5
Deferred income taxes	730.9	718.5	715.6
Noncurrent regulatory and other liabilities	342.2	285.4	409.0
COMMON SHAREHOLDERS' EQUITY
Common Shareholders' Equity	1,293.3	1,279.3	1,246.2
TOTAL LIABILITIES AND COMMON SHAREHOLDERS' EQUITY	$4,187.4	$4,037.9	$4,249.7

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	9 Months Ended
	September 30,
	2015	2014
	(in millions)
OPERATING ACTIVITIES
Net income	$157.8	$164.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	168.3	169.1
Deferred income taxes	16.5	1.4
Abandonment and impairment	0.1	2.0
Share-based compensation	8.7	8.5
Net (gain) from asset sales	(1.6)	(1.6)
(Income) from unconsolidated affiliate	(2.8)	(2.7)
Distributions from unconsolidated affiliate and other	3.9	4.1
Changes in operating assets and liabilities	13.1	17.7
NET CASH PROVIDED BY OPERATING ACTIVITIES	364.0	362.5

INVESTING ACTIVITIES
Property, plant and equipment	(213.7)	(235.3)
Questar Gas acquisition of gas distribution system	(11.4)	—
Cash used in disposition of assets	(2.8)	(2.6)
Proceeds from disposition of assets	2.0	9.4
NET CASH USED IN INVESTING ACTIVITIES	(225.9)	(228.5)

FINANCING ACTIVITIES
Common stock	(18.9)	(2.8)
Change in short-term debt	(42.0)	(42.0)
Checks outstanding in excess of cash balances	2.8	—
Capital lease obligation repaid	(1.0)	(0.7)
Dividends paid	(111.2)	(98.5)
Tax benefits from share-based compensation	0.2	1.3
NET CASH USED IN FINANCING ACTIVITIES	(170.1)	(142.7)
Change in cash and cash equivalents	(32.0)	(8.7)
Beginning cash and cash equivalents	32.0	16.0
Ending cash and cash equivalents	$—	$7.3

QUESTAR CORPORATION
OPERATIONS BY LINE OF BUSINESS
(Unaudited)

	3 Months Ended		9 Months Ended		12 Months Ended
	September 30,		September 30,		September 30,
	2015	2014	2015	2014	2015	2014
	(in millions)
Revenues from Unaffiliated Customers
Questar Gas	$89.3	$100.7	$605.8	$642.0	$924.7	$979.4
Wexpro	6.4	9.4	22.8	29.5	28.9	42.6
Questar Pipeline	45.0	47.3	138.3	143.4	185.1	190.6
Other	1.6	0.5	3.3	1.2	4.7	1.4
Total	$142.3	$157.9	$770.2	$816.1	$1,143.4	$1,214.0

Revenues from Affiliated Companies
Wexpro	$80.7	$82.3	$241.1	$266.3	$325.1	$345.9
Questar Pipeline	17.6	17.7	54.8	54.7	73.8	76.6
Total	$98.3	$100.0	$295.9	$321.0	$398.9	$422.5

Operating Income (Loss)
Questar Gas	$(8.9)	$(9.4)	$69.1	$60.7	$117.9	$107.3
Wexpro	40.7	47.2	124.2	141.5	166.0	187.3
Questar Pipeline	28.8	28.8	85.5	89.3	113.8	119.1
Corporate and other	1.7	2.3	5.8	2.2	(1.4)	2.6
Total	$62.3	$68.9	$284.6	$293.7	$396.3	$416.3

Net Income (Loss)
Questar Gas	$(8.8)	$(9.1)	$32.2	$27.2	$60.2	$53.2
Wexpro	26.9	31.1	82.5	93.0	112.3	121.4
Questar Pipeline	15.2	14.9	44.3	46.3	58.6	62.1
Corporate and other	(0.7)	1.7	(1.2)	(2.5)	(10.8)	(4.6)
Total	$32.6	$38.6	$157.8	$164.0	$220.3	$232.1

QUESTAR CORPORATION
SELECTED OPERATING STATISTICS
(Unaudited)

	3 Months Ended		9 Months Ended		12 Months Ended
	September 30,		September 30,		September 30,
	2015	2014	2015	2014	2015	2014
QUESTAR GAS
Natural gas volumes (MMdth)
Residential and commercial sales	7.4	7.4	58.4	65.8	90.6	105.3
Industrial sales	0.8	1.0	2.6	3.1	3.8	4.3
Transportation for industrial customers	20.4	21.9	56.8	60.5	77.6	79.1
Total industrial	21.2	22.9	59.4	63.6	81.4	83.4
Total deliveries	28.6	30.3	117.8	129.4	172.0	188.7

Natural gas revenue (per dth)
Residential and commercial sales	$9.87	$10.70	$9.49	$8.82	$9.38	$8.52
Industrial sales	6.13	6.59	6.66	6.51	7.34	6.65
Transportation for industrial customers	0.27	0.21	0.27	0.22	0.26	0.22
Warmer than normal temperatures	(60%)	(60%)	(23%)	(17%)	(21%)	(9%)
Temperature-adjusted usage per customer (dth)	7.2	7.1	67.2	74.3	101.8	111.3
Customers at Sept. 30, (thousands)	981	955

WEXPRO
Production volumes
Natural gas - cost-of-service deliveries (Bcf)	14.6	15.4	43.9	51.6	55.8	67.3
Natural gas - sales (Bcf)	1.2	0.1	3.6	0.6	3.8	1.6
Oil and NGL (Mbbl)	118	145	351	454	484	613
Natural gas average sales price (per Mcf)	$2.90	$4.54	$2.87	$4.49	$2.99	$4.04
Oil and NGL average sales price (per bbl)	$35.43	$85.03	$39.14	$86.27	$43.91	$85.23
Investment base at Sept. 30, (in millions)	$616.5	$664.6

QUESTAR PIPELINE
Natural gas transportation volumes (MMdth)
For unaffiliated customers	185.3	186.1	541.1	543.9	718.6	732.0
For Questar Gas	19.9	21.1	75.0	85.1	106.1	122.9
Total transportation	205.2	207.2	616.1	629.0	824.7	854.9

Transportation revenue (per dth)	$0.23	$0.23	$0.24	$0.23	$0.24	$0.23
Net firm-daily transportation demand at Sept. 30, (Mdth)	5,107	5,058
Natural gas processing
NGL sales (Mbbl)	31	31	92	100	120	136
NGL average sales price (per bbl)	$19.91	$56.03	$21.53	$58.70	$25.37	$59.10

QUESTAR CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

In addition to financial measures calculated in accordance with generally accepted accounting principles (GAAP), this press release contains non-GAAP financial measures. The Company believes that these non-GAAP financial measures are useful to investors because they provide alternative methods for assessing the Company's ongoing operating results. The Company's management uses these non-GAAP financial measures for the same purposes, and for planning and forecasting purposes. The presentation of non-GAAP financial measures is not meant to be a substitute for financial measures calculated in accordance with GAAP.

Management defines Adjusted EBITDA as net income (loss) before the following items: interest expense, income taxes, depreciation, depletion and amortization, net gain or loss from asset sales, abandonments and impairments, and other special items. Management believes Adjusted EBITDA is an important measure of the Company's financial performance and a key measure for comparing results to other companies.

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the three months ended September 30, 2015:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$32.6	$(8.8)	$26.9	$15.2	$(0.7)
Interest expense	15.7	7.0	—	6.6	2.1
Income taxes	16.2	(5.8)	13.9	8.0	0.1
Depreciation, depletion and amortization	55.0	13.8	26.2	13.3	1.7
Net (gain) from asset sales	(0.2)	—	(0.1)	(0.1)	—
Adjusted EBITDA	$119.3	$6.2	$66.9	$43.0	$3.2
The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the three months ended September 30, 2014:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$38.6	$(9.1)	$31.1	$14.9	$1.7
Interest expense	15.7	7.1	—	6.5	2.1
Income taxes	17.5	(5.7)	16.4	8.6	(1.8)
Depreciation, depletion and amortization	50.8	13.5	22.4	13.5	1.4
Net (gain) from asset sales	(1.5)	—	(1.5)	—	—
Adjusted EBITDA	$121.1	$5.8	$68.4	$43.5	$3.4